CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Synalloy Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-185064), of our report dated March 12, 2013, with respect to the consolidated balance sheets of Synalloy Corporation and subsidiaries as of December 29, 2012 and December 31, 2011, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 29, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 29, 2012, which appears in Synalloy Corporation's 2012 Annual Report on Form 10-K.

Charlotte, North Carolina
March 12, 2013